EXHIBIT 4.3

CONTINENTAL AIRLINES, INC.

INCENTIVE PLAN 2010

(as amended and restated through February 17, 2010)

1. PURPOSE

The purpose of the Continental Airlines, Inc. Incentive Plan 2010 is to provide a means through which Continental Airlines, Inc. and its subsidiaries may attract able persons to serve as directors, or to enter or remain in the employ of the Company (as defined below) or its subsidiaries, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. Accordingly, the Plan provides for granting Incentive Stock Options, Non-Qualified Options, SARs, Restricted Stock Awards, Performance Awards, Incentive Awards, and Other Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular person.

2. DEFINITIONS

The following definitions (including any plural thereof) shall be applicable throughout the Plan unless specifically modified by any Section:

(a) “Administrator” means the Committee or the Chief Executive Officer of the Company (if the Chief Executive Officer is a Director), subject to the provisions of Section 4(a) of the Plan.

(b) “Award” means, individually or collectively, any Option, SAR, Restricted Stock Award, Performance Award, Incentive Award, or Other Stock Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” shall have the meaning assigned to such term in Section 12(e) of the Plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated under such section.

(f) “Committee” means a committee of the Board comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of “Non-Employee Director” as defined in Rule 16b-3). Such committee shall be the Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve as the Committee.

(g) “Common Stock” means the Class B common stock, $.01 par value, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 12 of the Plan.

(h) “Company” shall mean Continental Airlines, Inc., a Delaware corporation, or any successor thereto.

(i) “Director” means an individual who is a member of the Board.

(j) “Disability” means, with respect to any person, such person’s disability entitling him or her to benefits under the Company’s group long-term disability plan; provided, however, that if such person is not eligible to participate in such plan, then such person shall be considered to have incurred a “Disability” if and when the Administrator determines in its discretion that such person has become incapacitated for a period of at least 180 days by accident, sickness, or other circumstance which renders such person mentally or physically incapable of performing the material duties and services required of him or her in his or her employment on a full-time basis during such period.

(k) “employee” means any person (which may include a Director) in an employment relationship with the Company or any parent corporation (as defined in section 424 of the Code) or any subsidiary.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Grant Document” means the document or documents, which may be in electronic format, evidencing an Award under the Plan, which may be either an agreement between the Company and the Holder as to the Award (with any amendments thereto) or a notice of grant of the Award from the Company to the Holder (including any attached statement of the terms and conditions of the Award and any modifications thereto made in accordance with the Plan). References in the Plan to terms to be included in a Grant Document may alternatively be included in a program adopted by the Committee pursuant to the Plan to implement the Plan provisions.

(n) “Holder” means an employee or a Director who has been granted an Award.

(o) “Incentive Award” means an Award granted under Section 10 of the Plan.

(p) “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

(q) “Market Value per Share” means, as of any specified date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal securities market in which the Common Stock is then traded. If the Common Stock is not publicly traded at the time a determination of “Market Value per Share” is required to be made hereunder, the determination of such amount shall be made by the Administrator in such manner as it deems appropriate and is consistent with the requirements of section 409A of the Code.

(r) “Non-Qualified Option” means an Option that is not an Incentive Stock Option.

(s) “Option” means an Award granted under Section 7 of the Plan and includes both Non-Qualified Options and Incentive Stock Options to purchase Common Stock.

(t) “Other Stock Award” means an Award granted under Section 11 of the Plan.

(u) “Performance Award” means an Award granted under Section 9 of the Plan.

(v) “Performance Measure” means a performance measure established by the Administrator that may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the Company alone or the Company together with one or more of its subsidiaries. In addition, a Performance Measure may be subject to adjustment by the Administrator for changes in accounting principles, to satisfy regulatory requirements, and other specified significant extraordinary items or events. A Performance Measure may be based upon any of the following:

(i)	the price of a share of Common Stock,

(ii)	the Company’s earnings per share,

(iii)	the Company’s market share or the market share of a business unit of the Company designated by the Administrator,

(iv)	the Company’s sales or the sales of a business unit of the Company designated by the Administrator,

(v)	operating income or operating income margin of the Company or a business unit of the Company,

(vi)	any operational or financial performance measure or metric with respect to the Company or any business unit or operational level within the Company,

(vii)	earnings or earnings margin before or after interest, taxes, depreciation, amortization and/or aircraft rent of the Company or any business unit of the Company designated by the Administrator,

(viii)	net income or net income margin (before or after taxes) of the Company or any business unit of the Company designated by the Administrator,

(ix)	return on capital, assets, or stockholders’ equity achieved by the Company,

(x)	cash flow or return on investment of the Company or any business unit of the Company designated by the Administrator,

(xi)	maintenance or achievement of a specified level of cash, cash equivalents and short-term investments (determined with or without regard to restricted cash, cash equivalents and short-term investments),

(xii)	total stockholders’ return, or

(xiii)	a combination of any of the foregoing, including any average, weighted average, minimum, hurdle, rate of increase or other measure of any or any combination thereof.

(w) “Personal Representative” means the person who upon the death, Disability, or incompetency of a Holder shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or SAR or the right to any Restricted Stock Award, Performance Award, Incentive Award, or Other Stock Award theretofore granted or made to such Holder.

(x) “Plan” means the Continental Airlines, Inc. Incentive Plan 2010, as amended from time to time.

(y) “Restricted Stock” means shares of Common Stock granted pursuant to a Restricted Stock Award as to which neither the substantial risk of forfeiture nor the restriction on transfer referred to in Section 8 of the Plan has expired.

(z) “Restricted Stock Award” means an Award of Restricted Stock granted under Section 8 of the Plan.

(aa) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as such rule may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function.

(bb) “SAR” means a stock appreciation right granted under Section 7 of the Plan, and may be granted in connection with an Option or independent of an Option.

(cc) “subsidiary” means any entity (other than the Company) with respect to which the Company, directly or indirectly through one or more other entities, owns equity interests possessing 50 percent or more of the total combined voting power of all equity interests of such entity (excluding voting power that arises only upon the occurrence of one or more specified events).

3. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan became effective on the date of its adoption by the Board (December 1, 2009), subject to approval by the stockholders of the Company at the Company’s 2010 annual meeting of stockholders. Notwithstanding any provision of the Plan or in any Grant Document, no Option or SAR shall be exercisable, no Restricted Stock Award or Other Stock Award shall be granted, and no Award shall vest or be payable in cash or settled in Common Stock prior to such stockholder approval. No further Awards may be granted under the Plan after 10 years from the date of the adoption of the Plan by the Board. The Plan shall remain in effect (for the purpose of governing outstanding Awards) until all Options and SARs granted under the Plan have been exercised or expired, all restrictions imposed upon Restricted Stock Awards granted under the Plan have been eliminated or the Restricted Stock Awards have been forfeited, and all Performance Awards, Incentive Awards and Other Stock Awards have been satisfied or have terminated.

4. ADMINISTRATION

(a) Administrator. The Plan shall be administered by the Administrator, so that (i) Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to section 16 of the Exchange Act, shall be made or effected by the Committee, and (ii) Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to section 16 of the Exchange Act, shall be made or effected by the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director, the Committee), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Award described in this clause (ii) or the administration or interpretation of any specific provision of the Plan) specifies that it shall serve as Administrator. Notwithstanding the foregoing, the Committee may from time to time in its discretion put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company in his or her capacity as Administrator.

(b) Powers. Subject to the express provisions of the Plan, the Administrator shall have authority, in its discretion, to determine which employees or Directors shall receive an Award, the time or times when such Award shall be granted, the type of Award that shall be granted, the number of shares to be subject to each Option, Restricted Stock Award, Other Stock Award, or SAR, and the number of shares to be subject to or the value of each Performance Award or Incentive Award. In making such determinations, the Administrator shall take into account the nature of the services rendered by the respective employees or Directors, their present and potential contribution to the Company’s success, and such other factors as the Administrator in its sole discretion shall deem relevant.

(c) Additional Powers. The Administrator shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions, and provisions of the Grant Documents, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Administrator to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Grant Document relating to an Award in the manner and to the extent it shall deem expedient to carry the Plan or any such Grant Document into effect. All determinations and decisions of the Administrator on the matters referred to in this Section 4 and in construing the provisions of the Plan shall be conclusive; provided, however, that in the event of any conflict in any such determination as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator of the Plan, the determination of the Committee shall be conclusive.

(d) Forfeiture in Certain Circumstances (“Clawback”). The Committee may terminate an Award if it determines that the Holder of such Award has engaged in material misconduct. Material misconduct includes conduct adversely affecting the Company’s reputation, financial condition, results of operations or prospects, or which constitutes fraud or theft of Company assets, and such other conduct as may be set forth in a Grant Document. If such material misconduct results, directly or indirectly, in any error in financial information used in the determination of compensation paid to the Award Holder and the effect of such error is to increase the payment amount pursuant to an Award, the Committee also may require the Holder to reimburse the Company for all or a portion of the compensation provided to such Holder in connection with any such Award. In addition, if there is a material restatement of Company’s financial statements that affects the financial information used in the determination of compensation paid to the Award Holder, then the Committee may take such action, in its sole discretion, as it deems necessary to adjust such compensation.

5. SHARES SUBJECT TO THE PLAN, AWARD LIMITS,

AND GRANT OF AWARDS

(a) Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Section 12 with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 3,750,000 shares. To the extent that an Award lapses, the Holder’s rights to an Award terminate, shares issued under an Award are forfeited, or an Award is paid in cash such that all or some of the shares of Common Stock covered by the Award are not issued to the Holder pursuant to the Award, then any such forfeited or unissued shares of Common Stock then subject to such Award shall not be deemed to have been issued under the Plan (including for purposes of the limitations set forth in subparagraphs (i) thru (v) and (d)(v) below) and shall be added back to the number of shares available for issuance under the Plan (provided the grant of such Award resulted in a reduction in such number) and shall be available for the grant of an Award under the Plan. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance pursuant to an Award under the Plan: (A) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Award, or (B) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Award. Further, if any shares of Common Stock are purchased by the Company on the open market with the proceeds of an Option exercise, such purchase shall not result in any increase in the number of shares available for issuance under the Plan. Notwithstanding any provision in the Plan to the contrary,

(i)	the aggregate maximum number of shares of Common Stock that may be subject to

(A)	Options, SARs, Restricted Stock Awards, and Other Stock Awards, and

(B)	Incentive Awards and Performance Awards that must be settled in shares of Common Stock granted to any one individual during the term of the Plan may not exceed 50% of the aggregate maximum number of shares of Common Stock that may be issued under the Plan (as adjusted from time to time in accordance with the provisions of the Plan); and provided that any Performance Awards that must be settled in shares of Common Stock shall be measured for purposes of this limitation based on the maximum award level at the date of grant unless and until the settlement of such Performance Awards, at which point the settlement amount shall be taken into account instead of the maximum amount underlying such Performance Award at grant, and

(ii)	the aggregate maximum number of shares of Common Stock that may be subject to

(A)	Options, SARs, Restricted Stock Awards, and Other Stock Awards, and

(B)	Incentive Awards and Performance Awards that must be settled in shares of Common Stock granted to non-employee Directors during the term of the Plan may not exceed 500,000 shares (subject to adjustment in the same manner as provided in Section 12 with respect to shares of Common Stock subject to Options then outstanding); and provided that any Performance Awards that must be settled in shares of Common Stock shall be measured for purposes of this limitation based on the maximum award level at the date of grant unless and until the settlement of such Performance Awards, at which point the settlement amount shall be taken into account instead of the maximum amount underlying such Performance Award at grant, and

(iii)	the aggregate maximum number of shares of Common Stock that may be issued as Restricted Stock Awards or Other Stock Awards or in settlement of Incentive Awards or Performance Awards during the term of the Plan may not exceed 1,000,000 shares (subject to adjustment in the same manner as provided in Section 12 with respect to shares of Common Stock subject to Options then outstanding and provided that shares issued under such Awards that are forfeited back to the Company shall again be available for issuance within such limit),

(iv)	the maximum amount of compensation that may be paid under all Performance Awards that may be settled in cash (including the fair market value (determined based upon Market Value per Share) of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $20 million, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award, and

(v)	the aggregate maximum number of shares of Common Stock that may be subject to

(A)	Options, SARs, Restricted Stock Awards, and Other Stock Awards, and

(B)	Incentive Awards and Performance Awards that must be settled in shares of Common Stock granted during the term of the Plan and that do not contain the minimum exercisability or vesting requirements as set forth in paragraphs (d) below may not exceed 5% of the aggregate maximum number of shares of Common Stock that may be issued under the Plan (subject to adjustment in the same manner as provided in Section 12).

The limitations set forth in clauses (i) and (iv) of the preceding sentence shall be applied in a manner that will permit Awards that are intended to provide “performance-based” compensation for purposes of section 162(m) of the Code to satisfy the requirements of such section, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options or SARs granted to employees that are canceled or repriced.

(b) Grant of Awards. The Administrator may from time to time grant Awards to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

(c) Stock Offered. Subject to the limitations set forth in Section 5(a) above, the stock to be offered pursuant to an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. The shares of Common Stock to be issued pursuant to any Award may be represented by physical stock certificates or may be uncertificated. Notwithstanding references in the Plan to certificates, the Company may deliver uncertificated shares of Common Stock in connection with any Award. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.

(d) Minimum Exercisability or Vesting Requirements.

(i)	Time Vested Awards. Awards granted to employees that have a condition to exercise or vesting related solely to the continued employment of the employee may not be exercisable in full, and any applicable vesting conditions shall not be released, in less than three years from the date of grant (but pro rata exercisability and release of any applicable vesting conditions may be permitted over such time); provided that if an Award is granted with conditions that relate to both time and Performance Measures, the Award may vest upon the earlier satisfaction of the Performance Measures, subject to subparagraph (ii) below.

(ii)	Performance Based Awards. Awards granted to employees that have a condition to exercise or vesting based on the achievement of Performance Measures shall have a minimum waiting period for exercise or vesting of one year from the date of grant.

(iii)	Awards to non-employee Directors. Awards granted to non-employee Directors pursuant to the Company’s non-employee Director compensation program, which may be amended from time to time, need not be subject to the requirements set forth in subparagraphs (i) and (ii) above and may vest in full on the date of grant. However, discretionary Awards to non-employee Directors shall be subject to the requirements set forth in subparagraphs (i) and (ii) above.

(iv)	Permitted Exceptions. The exercisability and vesting requirements set forth in subparagraphs (i), (ii), and (iii) above shall not be applicable to (A) grants to new hires in lieu of cash compensation to replace forfeited awards from a prior employer, including Awards described in Section 7(h), (B) acceleration of exercisability or vesting upon the death, Disability or retirement of the Holder and upon certain other terminations of employment as provided pursuant to the terms of any employment agreement with a Holder entered into with the Company prior to the Effective Date of the Plan, (C) acceleration of exercisability or vesting upon a Change in Control or Corporate Change, and (D) grants of Awards made in payment of other earned cash-based incentive compensation.

(v)	Administrator Discretion. The Administrator shall have the discretion to grant an Award that does not contain the minimum exercisability and vesting requirements as set forth in this paragraph (d) subject to the limitation set forth in paragraph (a)(v) above.

6. ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are employees or Directors. An Award may be granted on more than one occasion to the same person and, subject to the limitations set forth in the Plan, Awards may include an Incentive Stock Option, a Non-Qualified Option, an SAR, a Restricted Stock Award, a Performance Award, an Incentive Award, an Other Stock Award, or any combination thereof.

7. OPTIONS AND SARS

(a) Option Period. The term of each Option shall be as specified by the Administrator at the date of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant.

(b) Exercise of Option. Subject to Section 5(d), an Option shall be exercisable in whole or in such installments and at such times as determined by the Administrator.

(c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Administrator shall determine, in accordance with applicable provisions of the Code, Treasury regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Market Value per Share of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in section 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or Personal Representative.

(d) Option Grant Document. Each Option shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under section 422 of the Code. Each Option Grant Document shall specify the effect of termination of employment or membership on the Board, as applicable, on the exercisability of the Option. The terms and conditions of the respective Option Grant Documents need not be identical.

(e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be set forth in the Option Grant Document and shall be determined by the Administrator but, subject to adjustment as provided in Section 12, such purchase price shall not be less than the Market Value per Share of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise, which may be in electronic format, to the Company or to a third party administrator designated by the Company. To the extent permitted by the Administrator, the Holder of an Option may pay the Option purchase price, in whole or in part, by delivery of a number of shares of Common Stock (plus cash if necessary) having a fair market value (determined based upon the Market Value per Share) equal to the Option purchase price of the portion of the Option being exercised. To the extent permitted by the Administrator and applicable law, the Holder also may exercise the Option through a “cashless exercise” of the Option pursuant to procedures satisfactory to the Administrator with respect thereto. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Non-Qualified Option.

(f) Stockholder Rights and Privileges. The Holder of an Option or an SAR shall be entitled to all the rights and privileges of a stockholder only with respect to such shares of Common Stock as have been acquired under the Option or the SAR and for which certificates representing such Common Stock have been registered in the Holder’s name.

(g) SARs. A SAR provides the Holder with a right to acquire, upon exercise of the right, Common Stock and/or, in the sole discretion of the Administrator, cash having an aggregate value equal to the then excess of the Market Value per Share of the shares with respect to which the right is exercised over the exercise price therefor. The Administrator shall retain final authority to determine whether a Holder shall be permitted, and to approve any election by a Holder, to receive cash in full or partial settlement of a SAR. The Administrator (concurrently with the grant of an Option or subsequent to such grant) may, in its sole discretion, grant SARs to any Holder of an Option. In the case of any SAR that is granted in connection with an Incentive Stock Option, such SAR shall be exercisable only when the Market Value per Share of the Common Stock exceeds the price specified therefor in the Option or portion thereof to be surrendered. In the case of any SAR that is granted in connection with an Option, the exercise of the SAR shall result in the surrender of the right to purchase a number of shares under the Option equal to the number of shares with respect to which the SAR is exercised (and vice versa). In addition, a SAR may be granted independently of an Option pursuant to a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve; provided however that (i) the exercise price per share of Common Stock subject to the SAR shall be determined by the Administrator but, subject to adjustment as provided in Section 12, such exercise price shall not be less than the Market Value per Share of a share of Common Stock on the date such SAR is granted, (ii) the term of the SAR shall be as specified by the Administrator at the date of grant, but in no event shall an SAR be exercisable after the expiration of 10 years from the date of grant, and (iii) subject to Section 5(d), the SAR shall be exercisable in whole or in such installments and at such times as determined by the Administrator. Additional terms and conditions governing any SAR may from time to time be prescribed by the Administrator in its sole discretion.

(h) Options and SARs in Substitution for Stock Options Granted by Other Entities. Options and SARs may be granted under the Plan from time to time in substitution for stock options and such rights held by individuals providing service to corporations or other entities who become employees or Directors as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any subsidiary.

(i) Repricing. Without the affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares is present or represented by proxy, except for adjustments authorized under Section 12, neither the Board nor the Administrator shall approve either (i) the cancellation of outstanding Options or SARs and the grant in substitution therefore of any new Awards under the Plan having a lower option or exercise price than that of the cancelled Options or SARs specified on the original date of grant, or (ii) the amendment of outstanding Options or SARs to reduce the option or exercise price thereof below the price specified for such Award on the original date of grant. This Section 7(i) shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of section 424 of the Code.

8. RESTRICTED STOCK AWARDS

(a) Stockholder Rights and Privileges. Unless provided otherwise in the related Grant Document, each grant of Restricted Stock pursuant to a Restricted Stock Award will constitute an immediate transfer to the Holder of all stockholder rights and privileges with respect to the shares of Common Stock subject to the Restricted Stock Award, including record and beneficial ownership, the right to receive dividends and all voting and other ownership rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions (defined in paragraph (b) below) have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock underlying the Restricted Stock Award until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee pursuant to the applicable Grant Document shall cause a forfeiture of the Restricted Stock Award, and (v) with respect to the payment of any dividend with respect to shares of Common Stock subject to the applicable Grant Document directly to the Holder, each such dividend shall be paid no later than the end of the calendar year in which the dividends are paid to stockholders of such class of shares or, if later, the fifteenth day of the third month following the date the dividends are paid to stockholders of such class of shares. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to the Restricted Stock Award, including, but not limited to, rules pertaining to the termination of employment or service (by retirement, Disability, death, or otherwise) of a Holder prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions, or restrictions shall be set forth in the Grant Document related to such Award.

(b) Substantial Risk of Forfeiture and Restrictions on Transfer. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to one or more restrictions determined by the Administrator in its sole discretion, including, without limitation, a restriction that constitutes a “substantial risk of forfeiture” within the meaning of section 83 of the Code and applicable interpretive authority thereunder (the “Forfeiture Restrictions”). Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Administrator. The Administrator may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Holder’s continued employment with the Company or a subsidiary or continued service as a Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (iv) a combination of any of the foregoing. During such period or periods during which such Forfeiture Restrictions are to continue and subject to the provisions of Section 5(d), the transferability of the Restricted Stock subject to such restrictions will be prohibited or restricted in a manner and to the extent prescribed by the Administrator at the date of grant.

(c) Payment for Restricted Stock. The Administrator shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award (which payment may be an amount that is less than the Market Value per Share on the date of grant); provided, however, that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(d) Restricted Stock Grant Document. Each grant of Restricted Stock shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Restricted Stock Grant Documents need not be identical.

9. PERFORMANCE AWARDS

(a) Performance Period. The Administrator shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and a performance period over which the performance applicable to the Performance Award shall be measured. A Performance Award may be granted in the form of a “restricted stock unit” or “RSU” award or such other form as determined by the Administrator from time to time.

(b) Performance Measures. A Performance Award shall be awarded to a Holder contingent upon future performance of the Company or any subsidiary, division, or department thereof during the performance period. To the extent that compliance with section 162(m) of the Code is intended with respect to an Award, the Committee shall establish the Performance Measures applicable to such Performance Award within the applicable time period permitted by section 162(m) of the Code, subject to adjustment thereto as may be determined by the Administrator for changes in accounting principles and other specified significant extraordinary items or events as permitted by section 162(m) of the Code. The Administrator, in its sole discretion, may provide for an adjustable (i) number of shares of Common Stock subject to the Performance Award or (ii) value of the Performance Award based upon the level of achievement of Performance Measures.

(c) Awards Criteria. In determining the value of Performance Awards, the Administrator may take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Administrator, in its sole discretion, may provide for a reduction in the number of shares of Common Stock subject to the Performance Award or the value of a Holder’s Performance Award during the performance period, if permitted by the applicable Grant Document.

(d) Payment. Following the end of the performance period for a Performance Award (or at such other time as the applicable Grant Document may provide, subject to Section 5(d)), the Holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined by the Administrator and certified by the Committee if and as required by section 162(m) of the Code. Payment of a Performance Award may be made in cash, Common Stock (valued at the Market Value per Share), or a combination thereof, as determined by the Administrator. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Market Value per Share on the payment date or such other date, or averaged over such period, as may be specified by the Committee in the applicable Grant Document.

(e) Termination of Award. A Performance Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable performance period, except as otherwise set forth in the applicable Grant Document or determined by the Administrator.

(f) Performance Award Grant Document. Each grant of a Performance Award shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Performance Award Grant Documents need not be identical.

10. INCENTIVE AWARDS

(a) Incentive Awards. Incentive Awards are rights to receive shares of Common Stock (or the Market Value per Share thereof), or rights to receive an amount equal to any appreciation or increase in the Market Value per Share of Common Stock over a specified period of time, which vest over a period of time, subject to Section 5(d), as established by the Administrator, without satisfaction of any performance criteria or objectives. The Administrator may, in its discretion, require payment or other conditions of the Holder respecting any Incentive Award. An Incentive Award may be granted in the form of a “phantom stock” award or “restricted stock unit” or “RSU” award or such other form as determined by the Administrator from time to time.

(b) Award Period. The Administrator shall establish, with respect to and at the time of each Incentive Award, a period over which the Award shall vest with respect to the Holder.

(c) Awards Criteria. In determining the value of Incentive Awards, the Administrator shall take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.

(d) Payment. Following the end of the vesting period for an Incentive Award (or at such other time as the applicable Grant Document may provide), the Holder of an Incentive Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Incentive Award, based on the then vested value of the Award. Payment of an Incentive Award may be made in cash, Common Stock (valued at the Market Value per Share), or a combination thereof as determined by the Administrator. Payment shall be made in a lump sum, except as otherwise set forth in the applicable Grant Document. Cash dividend equivalents may be paid during or after the vesting period with respect to an Incentive Award, as determined by the Administrator.

(e) Termination of Award. An Incentive Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable vesting period, except as otherwise set forth in the applicable Grant Document or determined by the Administrator.

(f) Incentive Award Grant Document. Each grant of an Incentive Award shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Incentive Award Grant Documents need not be identical.

11. OTHER STOCK AWARDS

(a) Other Stock Awards. Each Other Stock Award granted to a Holder shall constitute a transfer of unrestricted shares of Common Stock on such terms and conditions as the Administrator shall determine. Other Stock Awards shall be made in shares of Common Stock and, subject to Section 5(d), need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for shares of Common Stock issued in connection with an Other Stock Award shall be determined by the Administrator in its sole discretion.

(b) Other Stock Award Grant Document. Each grant of an Other Stock Award shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Other Stock Award Grant Documents need not be identical.

12. RECAPITALIZATION, REORGANIZATION AND OTHER CHANGES

(a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company or any subsidiary to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any subsidiary’s capital structure or its business, any merger or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Common Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a Common Stock dividend on Common Stock without receipt of full consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and, if applicable, the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and, if applicable, the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up or down to the next whole share as determined by the Administrator. Further, the Committee shall have the authority to make such further adjustments to Awards pursuant to this paragraph as necessary to avoid adverse accounting effects or to satisfy regulatory requirements.

(c) Adjustments to Options and SARs. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock or other property (including cash) covered by an Option or SAR theretofore granted and, if applicable, the purchase price of Common Stock or other property subject to such Option or SAR shall be adjusted so that such Option or SAR shall thereafter cover the number and class of shares of stock and other property to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option or SAR.

If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges or agrees to sell, lease, or exchange all or substantially all of its assets to any other person or entity, or (iii) the Company is dissolved and liquidated (each such event is referred to herein as a “Corporate Change”), then, the Committee, acting in its sole discretion without the consent or approval of any Holder, shall effect one or more of the following alternatives in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, which alternatives may vary among individual Holders and which may vary among Options or SARs held by any individual Holder:

(1)	accelerate the time at which Options or SARs then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all such unexercised Awards and all rights of Holders thereunder shall terminate,

(2)	require the mandatory surrender to the Company by all or selected Holders of some or all of the outstanding Options or SARs held by such Holders (irrespective of whether such Awards are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Company shall thereupon cancel such Awards and shall pay (or cause to be paid) to each Holder an amount of cash per share equal to the excess, if any, of the Corporate Change Value (as defined below) of the shares subject to such Awards over the exercise price(s) under such Awards for such shares, or

(3)	make such adjustments to Options or SARs then outstanding as the Committee deems appropriate to reflect such Corporate Change and to prevent the dilution or enlargement of rights (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to such Awards then outstanding), including, without limitation, adjusting such an Award to provide that the number and class of shares of Common Stock covered by such Award shall be adjusted so that such Award shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

For the purposes of this Section 12(c), the “Corporate Change Value” shall equal the amount determined in clause (A) or (B), whichever is applicable, as follows: (A) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, or (B) if a Corporate Change occurs other than pursuant to an offer to stockholders, the fair market value per share of the shares into which such Options or SARs being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee (in accordance with section 409A of the Code to the extent applicable) to be the date of cancellation and surrender of such Awards. In the event that the consideration in any transaction described in this Section 12(c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(d) Other Changes in Common Stock and Company Transactions. In the event of changes in the outstanding Common Stock or corporate transactions involving the Company, including, but not limited to, recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, stock splits, exchanges, liquidations, issuances of rights or warrants, or other relevant changes in capitalization or distributions (other than ordinary dividends) to the holders of Common Stock occurring after the date of the grant of any Award, and not otherwise provided for in this Section 12 with respect to such Award, then such Award and the related Grant Document shall be subject to adjustment by the Committee at its sole discretion in a timely, equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under such Award (including, without limitation, adjustments as to the number and price of shares of Common Stock or other consideration subject to such Award). In the event of any such change in the outstanding Common Stock, corporate transaction or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Section 12, the aggregate maximum number of shares available under the Plan, the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, the kind of shares that may be delivered under the Plan and the provisions of Section 5(a) imposing limits on the numbers of shares of Common Stock covered by Awards granted or issued under the Plan shall be adjusted appropriately by the Committee. Adjustments to Awards pursuant to this paragraph may include, but shall not be limited to, (i) adjustments to the number and kind of shares subject to outstanding Awards, (ii) adjustments of the purchase price or exercise price, if applicable, of outstanding Awards, (iii) replacement of Awards with other Awards that the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (iv) cancellation of an Award in return for a payment of cash, property or a combination thereof having an aggregate value equal to the current value of the Award (as determined by the Committee). Notwithstanding the foregoing, (x) adjustments pursuant to this Section 12 shall be subject to any required stockholder action and (y) to the extent required by section 409A of the Code, no adjustment shall be made in a manner that would give rise to an impermissible acceleration of the time or form of a payment of a benefit under the Plan pursuant to section 409A(a)(3) of the Code and any regulations or guidance issued thereunder.

(e) Change in Control. As used in the Plan (except as otherwise provided in an applicable Grant Document), the term “Change in Control” shall mean:

(aa) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a “ Person ”) is or becomes the “ beneficial owner ” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an “ Acquiring Person ”) representing 25% or more of the combined voting power of the Company’s outstanding securities; other than beneficial ownership by (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons (as defined below)), or (iii) a Person who files a Schedule 13G with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act, with respect to its holdings of the Company’s voting securities (“ Schedule 13G ”), if and for so long as such Person is and remains eligible to file a Schedule 13G with respect to its holdings of the Company’s voting securities. (Persons referred to in clauses (i) through (iii) hereof are hereinafter referred to as “ Excluded Persons ”); or

(bb) individuals who constituted the Board as of December 1, 2009 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director on or after December 1, 2009 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(cc) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity pursuant to a transaction in which the Company is not the “Controlling Corporation” (as defined below); or

(dd) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded Persons.

For purposes of clause (aa) above, the term “Outside Persons” means any Persons other than (I) Persons described in clauses (aa)(i) or (iii) above (as to Persons described in clause (aa)(iii) above, while they are Excluded Persons) and (II) members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (aa).

For purposes of clause (cc) above, the Company shall be considered to be the “Controlling Corporation” in any merger, consolidation, reorganization or similar transaction unless either (1) the stockholders of the Company immediately prior to the consummation of the transaction (the “ Old Stockholders ”) would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting or acquiring entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were Directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Stockholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction, (II) there shall be excluded from the determination of the voting power of the Old Stockholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and (III) persons who are directors of the resulting entity shall be deemed not to have been Directors of the Company immediately prior to the consummation of the transaction if they were elected as Directors of the Company within 90 days prior to the consummation of the transaction.

13. AMENDMENT AND TERMINATION

(a) The Plan. Subject to the last sentence of Section 3 hereof, the Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. Subject to Section 13(c) hereof, the Board shall have the right to amend the Plan or any part thereof from time to time, and the Administrator may amend any Award (and its related Grant Document) at any time, except as otherwise specifically provided in such Grant Document; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder thereof without the consent of such Holder, and provided further that the Board may not, without approval of the stockholders of the Company, amend the Plan to (i) increase the maximum aggregate number of shares that may be issued under the Plan, (ii) increase the maximum aggregate number of shares that may be issued under the Plan pursuant to Incentive Stock Options, (iii) change the class of individuals eligible to receive Awards under the Plan, or (iv) amend or delete Section 7(i). Notwithstanding the foregoing, prior to the date of stockholder approval of the Plan at the Company’s 2010 annual stockholder meeting, the Board may authorize the Committee to amend the Plan or any part thereof, including but not limited to the provisions referenced in clauses (i) thru (iv) above.

(b) Grant Documents. Subject to the consent of the Holder and the restrictions set forth in the Plan, the Administrator may, in its sole discretion, amend an outstanding Grant Document from time to time in any manner that is not inconsistent with the provisions of the Plan.

(c) Stockholder Approval Requirements. To the extent stockholder approval of an amendment to the Plan is necessary to satisfy (i) the requirements of Rule 16b-3 or (ii) any securities exchange listing requirements of the New York Stock Exchange or other securities exchange on which the Common Stock is then listed, no such amendment shall be effective unless and until so approved by the stockholders of the Company.

14. MISCELLANEOUS

(a) No Right to an Award. Neither the adoption of the Plan nor any action of the Board or the Administrator shall be deemed to give an employee or Director any right to be granted an Award except as may be evidenced by a Grant Document from the Company reflecting a grant by the Company of an Award to such person and setting forth the terms and conditions thereof. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b) No Employment or Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board. For purposes of the Plan, except as otherwise determined by the Administrator, an employee shall be considered to be in the employment of the Company as long as the employee remains an employee of (1) the Company, (2) a parent corporation with respect to the Company, (3) a subsidiary, or (4) a corporation or a parent or subsidiary of such corporation assuming or substituting a new award for an Award granted under the Plan. Without limiting the scope of the preceding sentence and except as otherwise determined by the Administrator, an employee shall be considered to have terminated employment with the Company at the time of the termination of the “subsidiary” status under the Plan of the entity or other organization that employs such employee. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Administrator and its determination shall be final.

(c) Compliance with Laws. The grant of Awards and the issuance of Common Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state, local and foreign law with respect to such securities and the requirements of any stock exchange upon which the Common Stock may then be listed. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Administrator deems applicable or, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. The Administrator shall have the right to suspend the right of any Holder to exercise an Option during any period in which the Administrator deems such suspension to be necessary or appropriate to comply with applicable laws, rules, and regulations.

(d) Withholding. The Company shall have the right to (i) make deductions from any settlement or exercise of an Award made under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The Administrator may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (together with cash, as appropriate) to be used to satisfy required tax withholding based on the Market Value per Share of any such shares of Common Stock.

(e) No Restriction on Corporate Action. Subject to the restrictions contained in Section 13, nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action, whether or not such action would have an adverse effect on the Plan or any Award granted hereunder. No employee, Director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

(f) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Section 7(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Administrator. In the discretion of the Administrator, a percentage (determined by the Administrator and set forth in the applicable Grant Document) of the aggregate shares of Common Stock obtained from exercises of an Option (which percentage may be satisfied out of particular exercises as determined by the Administrator and set forth in the applicable Grant Document) shall not be transferable prior to the earliest to occur of (x) the termination of the relevant Option term (or such shorter period as may be determined by the Administrator and set forth in the Grant Document), (y) the Holder’s retirement, death or Disability, or (z) termination of the Holder’s employment with the Company and its subsidiaries.

(g) Governing Law. The Plan shall be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.